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For Immediate Release

Contact:  Deb O'Halloran
Kinnard Investments, Inc.
(612) 370-2767

PRESS RELEASE
KINNARD'S DIRECTORS REJECT REVISED STOCKWALK OFFER

    MINNEAPOLIS, January 10/PRNewswire/—A Special Committee of the Board of Directors of Kinnard Investments, Inc. (NASDAQ: KINN) today announced that it has unanimously concluded that a revised tender offer from Stockwalk.com Group, Inc. continues to be financially inadequate, highly contingent, and not in the best interests of Kinnard and its shareholders and urged shareholders not to tender their shares in response to Stockwalk's offer.

    The Special Committee stated that in reaching its conclusions it took into account, among other things, the advice of its financial advisors, U.S. Bancorp Piper Jaffray, the highly speculative and conditional nature of Stockwalk's offer and the process Kinnard has undertaken with Piper Jaffray to explore strategic alternatives.

    Robert Potts, the Special Committee chairman, commented, "Stockwalk's fifty cent increase does not meaningfully address the financial inadequacy of its prior offer when compared to the intrinsic value of Kinnard's business. Additionally, it is clear from their disclosure statements that Stockwalk does not have the financing in place to pay for the shares that it has offered to purchase."

    Mr. Potts continued, "The Special Committee and Piper Jaffray have begun a process to identify and make a recommendation to the Board of Directors regarding strategic alternatives to enhance shareholder value. Directly and through Piper Jaffray, we are actively exploring strategic alternatives and are engaged in preliminary exploratory discussions with a number of companies. We do not want to jeopardize any discussions by prematurely identifying the status of the process or the parties with whom we are speaking. However, given Stockwalk's public statements, it is important for our shareholders to understand that we have invited Stockwalk to participate in the process on the same basis as other interested parties. Whatever Stockwalk's decision, we are confident that Kinnard's shareholders are best served by the Special Committee considering all alternatives that are available to Kinnard to enhance shareholder value in an orderly and thorough manner rather than agreeing to a coercive and inadequate tender offer."

    Kinnard has filed an amendment to its Schedule 14D-9 Solicitation/Recommendation Statement with the Securities and Exchange Commission, which will be mailed to its shareholders. Additional information with respect to the Special Committee's continuing decision to recommend that shareholders reject the Stockwalk offer is contained in the amended Schedule 14D-9.

    Kinnard Investments, Inc. is a Minneapolis-based financial services holding company engaged in securities brokerage, trading, investment banking, fixed income products, asset management and related financial services. The company's common stock is traded on the NASDAQ National Market System under the symbol "KINN."

    THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS, INCLUDING STATEMENTS CONCERNING KINNARD'S PLANS AND OBJECTIVES, THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE UNCERTAINTIES RELATING TO COMPETITION AND RISK ASSOCIATED WITH THE COMPANY'S BUSINESS STRATEGY. THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT WITH RESPECT TO FORWARD-LOOKING STATEMENTS ARE NOT AVAILABLE TO STATEMENTS MADE IN CONNECTION WITH A TENDER OFFER.

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PRESS RELEASE KINNARD'S DIRECTORS REJECT REVISED STOCKWALK OFFER